CODE OF ETHICS

                       FAYEZ SAROFIM & CO. AND AFFILIATES


                         REVISED AS OF JANUARY 28, 2000


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                                 CODE OF ETHICS

                                 I. INTRODUCTION

         This Code of Ethics (this "Code") applies to FS & Co.(1) and each other Group Member, and, among other things, this Code is intended to, and shall always be construed in a manner necessary to, satisfy the requirements of (i) Rule 17j-1 under the Investment Company Act(2) and (ii) Rule 204-2 under the Investment Advisers Act.(3) This Code applies to every Employee(4), but an Employee who is also an Access Person is subject to certain provisions in this Code which may not be applicable to Employees who are not Access Persons. This Code extends to ALL activities of an Employee, both within and without such Employee's duties as an Employee or in connection with any Fund for which a Group Investment Adviser acts as investment adviser or sub-investment adviser. Among other things, this Code governs conflicts of interest in personal securities transactions, including those that typically arise when persons associated with a Group Member or a Fund invest in securities that are held or are to be acquired by a Fund or a Managed Account.

         Each Employee must read, acknowledge receipt and understanding of, and retain a copy of, this Code. Any questions regarding this Code should be referred to the Compliance Officer.

         II.  DEFINITIONS

         ACCESS PERSON: A Director, an officer and any Employee of a Group member (i) who, in connection with her or his regular functions or duties, makes, participates in or obtains information (a) regarding the purchase or sale of securities for Managed Accounts, a Fund or a Group Member or (b) the recommendations of such purchases or sales, or (ii) whose functions relate to the making of any recommendations with respect to such purchases or sales.

         COMPLIANCE ASSISTANT OR ASSISTANTS: To the extent not otherwise determined by the Board of Directors of FS & Co., (i) either or both of Robert
M. Hopson II and William D. Hanna and (ii) such other individuals designated as

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(1) Capitalized terms used in this Code shall have the meanings ascribed to them in the Definitions section below to the extent their meanings are not otherwise ascribed to them elsewhere in this Code.

(2) As amended effective as of October 29, 1999.

(3) As amended effective as of October 29, 1999.

(4) In addition to being subject to this Code, all Employees are subject to the "Code of Business Conduct of Fayez Sarofim & Co. and Affiliates."

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such by the Board of Directors of FS & Co. A Compliance Assistant shall have the authority to act on behalf of the Compliance Committee in connection with the gathering of information necessary for the Compliance Committee to act in the manner intended by this Code.

         COMPLIANCE OFFICER: Mrs. Raye G. White, or her successor in the office of Executive Vice President of FS & Co. If at the time of required action by the Compliance officer, Mrs. White, or her successor is absent, a reference to the Compliance Officer in this Code shall mean another member of the Compliance Committee.

         COMPLIANCE COMMITTEE: Individuals designated as such by the Board of Directors of FS & Co., such individuals as of January 28, 2000 being Mrs. Raye
G. White, Russell Hawkins, and Charles Sheedy.

         EMPLOYEE: An individual employed by a Group Member.

         EXEMPT ISSUER: An issuer of securities which is not required to file reports with the SEC.

         FS & CO.: Fayez Sarofim & Co., a Texas corporation.

         FUND: An "investment company" within the meaning of the Investment Company Act.

         GROUP: The chain of corporations connected through stock ownership with Sarofim Group, with (i) Sarofim Group owning directly "control stock" in one of the other corporations, and (ii) one or more of the other corporations owning directly "control stock" in each of the other corporations. For purposes of this definition , "control stock" means stock of any corporation which possesses at least 80 percent of the total voting power and which has a value equal to at least 80 percent of the stock of such corporation.

         GROUP INVESTMENT ADVISER: A Group Member registered as an investment adviser in accordance with the Investment Advisers Act.

         GROUP MEMBER: A corporate member of the Group or any partnership of which a Group Member is a general partner.

         INSIDER   TRADING:   Trading  in  Securities  while  in  possession  of
Non-Public Material Information.

         INVESTMENT COMPANY ACT: The Investment Company Act of 1940, as amended.

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         INVESTMENT  ADVISERS  ACT:  The  Investment  Advisers  Act of 1940,  as
amended.

         IPO: An offering registered with the SEC, the issuer of which, immediately before the registration was an Exempt Issuer.

         LIMITED OFFERING: A private placement offering which is exempt from registration with the SEC, as well as an offering that is not public under federal securities laws.

         LIMITED OFFERING VENTURE: The entity or other business arrangement which makes a Limited Offering.

         MANAGED ACCOUNT: An account for which a Group Investment Adviser acts as the investment adviser.

         NASD: National Association of Securities Dealers.

         NON-PUBLIC MATERIAL INFORMATION: Information which is both "non-public information" and "material information."

                  "Non-public information" is information which has not been effectively communicated to the marketplace. In order for information to be other than "non-public", one must be able to point to some fact to establish that the information is generally public. For example, information appearing in the DOW JONES news wire service, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered information which has been effectively communicated to the marketplace.

                  "Material information" is information for which there is a substantial likelihood that a reasonable investor would consider it important in making her or his investment decisions, or information that is reasonably certain to have any effect on the price of an issuer's Securities. Information that should be considered material includes, but is not limited to, (i) dividend changes, (ii) earnings estimates, (iii) changes in previously released earnings estimates,
         (iv) significant expansion or curtailment of operations, (v) a significant increase or decline in orders, (vi) significant new products or discoveries, (vii) extraordinary borrowing, (viii) purchase or sale of substantial assets, (ix) significant merger or acquisition proposals or agreements, (x) major litigation, (xi) liquidity problems, and (xii) extraordinary management developments. Material information

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         does  not  have  to  relate  to  an  issuer's  business.  For  example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a Security should be considered material. Similarly, information concerning significant transactions which a Group Investment Adviser intends to execute on behalf of a Fund or a Managed Account could be material information and is prohibited from being communicated.

         PUBLICLY-TRADED SECURITY: A Security the issuer of which is subject to registration with the SEC.

         SAROFIM GROUP: The Sarofim Group, Inc., a Texas corporation.

         SEC: United States Securities and Exchange Commission.

         SECURITY: "Security" has the meaning as set forth in Section 2(a)(18) of the Investment Company Act, the text of which is also set forth in Appendix A, except that the term does not include (i) direct obligations of the United States government, (ii) bankers' acceptances, bank certificates of deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements and (iii) shares issued by open-end investment companies registered under the Investment Company Act.

                             III. PROHIBITED CONDUCT

         As a general matter, an Employee is prohibited from engaging in, or recommending, any Securities transaction which places, or appears to place, her or his own interests above that of any Fund, Managed Account, Group Member or affiliate of a Group Member (5) or any other fraudulent, deceptive or

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(5) An example of the  placing  of one's own  interests  above that of any Fund,
Managed Account, Group Member or affiliate of a Group Member could be short term trades in a Publicly-Traded Security prior to its acquisition for a Fund, Managed Account, Group Member or affiliate of a Group Member based on the knowledge that such Publicly-Traded Security is going to be acquired, or is likely to be acquired, for a Fund, Managed Account, Group Member or affiliate of a Group Member.

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manipulative  acts.(6)  Specifically,  an  Employee  shall  not  do  any  of the following in connection with the purchase or sale, directly or indirectly, by such Employee of a Security held or to be acquired by any Fund, Managed Account, Group member or affiliate of a Group Member:


         (i) Employ any device, scheme or artifice to defraud a Fund, Managed Account, Group Member or affiliate of a Group Member;

         (i) Make any untrue statement of a material fact to a Fund, Managed Account, Group Member or affiliate of a Group Member, in light of the circumstances under which they are made not misleading;

         (i) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund, Managed Account, Group Member or affiliate of a Group Member; or

         (i) Engage in any manipulative practice with respect to a Fund, Managed Account, Group Member or affiliate of a Group Member.


DISCLOSURE OF INTERESTS

         An Employee is prohibited from recommending Securities transactions by any Fund, Managed Account, Group Member or affiliate of a Group Member without disclosing her or his interest or potential interest, if any, in such Securities or the issuer of such Securities, including, without limitation:

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(6)Penalties  for  violations of those  federal  securities  laws  pertaining to conflict of interest matters may include fines of up to $10,000, as well as jail sentences of up to five years.

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         (i)      any  direct  or  indirect  beneficial  ownership  (1)  of  any
                  Securities of such issuer, or its affiliates;

         (ii)     any   contemplated   transaction  by  such  Employee  in  such
                  Securities; and

         (iii) any present or proposed business relationship between such issuer or its affiliates and such Employee or any party in which such Employee has a significant interest.

DISCLOSURE OF INFORMATION

         An Employee is prohibited from divulging the current portfolio positions, and current and anticipated portfolio transactions, programs and studies of a Group Investment Adviser, any Fund, any Managed Account, any Group Member or any affiliate of any Group Member to anyone unless such divulgence is properly within her or his duties.

DISCLOSURES WITH RESPECT TO LIMITED OFFERINGS

         Each Employee will be required from time to time to provide written assurance to the Compliance Officer that any Limited Offering Venture in which such Employee is an investor, directly or indirectly, does not hold any Publicly-Traded Securities. If the Employee is unable to provide such assurance, such Employee must notify the Compliance Officer in writing of all Publicly-Traded Securities held and on an annual basis after such time. Such Employee must notify the Compliance Officer of any Security held by the Limited Offering Venture which is to become a Publicly-Traded Security prior to the time such Security becomes a Publicly-Traded Security.

INSIDER TRADING

         An Employee is prohibited from engaging in ANY Securities transaction, for her or his own benefit, or the benefit of others, including any Fund, any Managed Account, any Group Member or any affiliate of a Group Member while in possession of Non-Public Material Information concerning such Securities. An Employee is prohibited from communicating, directly or indirectly, Non-Public Material Information concerning any Security to others unless such communication is properly within her or his duties as an Employee.

         Penalties for trading on or communicating Non-Public Material

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(1)The term "beneficial ownership" is explained in Appendix A.

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Information  are severe,  both for the  individuals  involved  in such  unlawful conduct and their employers. A person can be subject to some or all of the penalties below EVEN IF SHE OR HE DOES NOT PERSONALLY BENEFIT FROM THE VIOLATION. Penalties include:

         *        CIVIL INJUNCTIONS;

         *        TREBLE DAMAGES;

         *        DISGORGEMENT OF PROFITS;

         *        JAIL SENTENCES of up to 10 years;

         * FINES for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and

         * FINES for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         In addition, any violation of this Code can be expected to result in serious sanctions by the Group, including dismissal of the person involved by a Group Member.

                    IV. PROCEDURES FOR CLEARANCE OF PERSONAL
                             SECURITIES TRANSACTIONS

         The following procedures have been established to aid Employees in avoiding conflicts of interest and Insider Trading, and to aid the Group, especially the Group Investment Advisers, in preventing, detecting and imposing sanctions against such conduct. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer. Interpretive issues that arise under these procedures shall be decided by, and are subject to the discretion of, the Compliance Officer.

         Every Employee is prohibited from engaging in any transaction involving, directly or indirectly, a Publicly-Traded Security without obtaining prior approval from the Compliance Officer.(2) All requests for prior approval of transactions in Publicly-Traded Securities shall be submitted to the Compliance Officer by completing a REQUEST FOR APPROVAL OF ORDERS FOR PERSONAL ACCOUNTS WITHIN FAYEZ SAROFIM & CO., which shall be substantially the same as that form

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(2)No  one may  approve  her or his own  transactions,  but  must  obtain  prior approval of her or his transactions from one of the approval sources.

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attached to this Code as Appendix B, and such other documents and information as the Compliance Officer, another member of the Compliance Committee or a Compliance Assistant deems appropriate or necessary.

         Certain transactions in Publicly-Traded Securities often involve complex issues of potential conflicts of interest or personal advantage. Examples of these transactions are IPO's, "hot issue" public offerings and Limited Offerings involving direct or indirect investments in Publicly-Traded Securities. Transactions involving IPOs are also subject to various SEC and NASD rules and regulations, including restrictions on the purchase of so-called "hot issues" by persons associated with a registered investment adviser. Thus, an Employee should be aware that the following transactions in Publicly-Traded Securities will not be approved by the Compliance Officer, without the establishment of extraordinary circumstances justifying such approval:

         (i) the purchase of Publicly-Traded Securities in any "hot issue" public offering;

         (ii)     the purchase of Securities in any IPO; and

         (iii) transactions in Securities during "blackout periods" under federal securities laws.

         As used in this Code, the term "engaging in any transaction involving, directly or indirectly, a Publicly-Traded Security" means purchasing or selling, directly or indirectly, any Publicly-Traded Security in which the Employee has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership. Unless the Compliance Officer otherwise determines in writing, this term applies not only to the Employee, but also to the Employee's immediate family (including such person's spouse, minor children, stepchildren and relatives of the Employee or the Employee's spouse who are sharing the Employee's household), any other member of the Employee's immediate household, or any trust or estate of which the Employee or spouse is a trustee or other fiduciary or beneficiary or of which the Employee's minor child is a beneficiary, or any person for whom the Employee directs or effects transactions under a power of attorney or otherwise, PROVIDED, HOWEVER, that accounts in which the Employee or members of the Employee's family have an economic interest, but do not participate in investment decisions, such decisions being made exclusively by independent parties, are not covered.

         The Compliance Officer shall promptly notify the Employee whether the request for approval of engaging in a personal Publicly-Traded Securities transaction is approved or denied, and the Compliance Officer shall record such

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action and retain such  record for such  periods as are  required by  applicable federal securities laws. It is expected that all orders  implementing a personal
Publicly-Traded   Securities   transaction   will  be  promptly   entered  after
notification of approval. In any event, clearance to enter an order shall be effective for only one hour after approval is given.

         The Compliance Officer ordinarily will approve a proposed purchase or sale whenever:

         (i) no Fund, Managed Account, Group Member or affiliate of a Group Member is purchasing or selling, or considering for purchase or sale, such Publicly-Traded Security;

         (ii) the Employee represents that she or he does not possess Non-Public Material Information concerning the Publicly-Traded Security proposed to be purchased or sold;

         (iii) the Employee represents that she or he has disclosed all personal interests as required by this Code; and

         (iv) it does not otherwise appear to the Compliance Officer based upon the facts available at the time the prior approval request is made, that the transaction in question (a) would amount to Insider Trading, (b) involves a "hot issue", (c) would involve an IPO, or (d) would result in, or give the appearance of, a conflict of interest between the Employee and a Fund, Managed Account, Group Member or affiliate of a Group Member.

                       V. ADDITIONAL REPORTING OF PERSONAL
                     PUBLICLY-TRADED SECURITIES TRANSACTIONS

         Each Employee must cooperate with the Compliance Assistants in the collection, retention and maintenance of all reports required by this Code.

                              REPORTS BY EMPLOYEES

         The following reports are required to be submitted by Employees; provided, however, such reports are not required with respect to transactions effected for, and Publicly-Traded Securities held in, any account over which the Employee has no direct or indirect control.(1) From time to time, the Group may

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(1)In  order for an Employee to be able to claim that she or he has no direct or indirect control over an account, such Employee must receive the Compliance Officer's written agreement to that effect.

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report or may be  required to report to the  directors  of a Fund some or all of the information provided by Employees pursuant to the requirements of this Code.

INITIAL HOLDINGS REPORT

         No later than ten days after an individual becomes an Employee, such individual must submit to the Compliance Officer an Initial Holdings Report containing the following information:

         (i) The title, number of shares and principal amount of each Publicly-Traded Security in which such she or he had any direct or indirect beneficial ownership when such individual became an Employee;

         (ii) the name of any broker, dealer or bank with whom or which such Employee maintained an account in which any Publicly-Traded Securities were held for such Employee's direct or indirect benefit as of the date she or he became an Employee; and

         (iii) the date that such Initial Holdings Report is submitted by such Employee.

The Initial Holdings Report shall be substantially the same as that contained in Appendix C to this Code. If, after submitting the Initial Holdings Report and before submission of the Annual Holdings Report (see below), an Employee opens a brokerage account, such Employee is required to send written notification of such fact disclosing the name and address of the broker and the account number of the account to the Compliance Officer prior to engaging in any Publicly-Traded Securities transactions through such account.

ANNUAL HOLDINGS REPORTS

         On or before January 29 of each calendar year, an Employee shall submit to the Compliance Officer an Annual Holdings Report containing the following information which must be current as of a date no more than 30 days before the Annual Holdings Report is submitted:

         (i) The title, number of shares and principal amount of each Publicly-Traded Security in which such Employee had any direct or indirect beneficial ownership;

         (ii) the name of any broker, dealer or bank with whom or which such Employee maintained an account in which any Publicly-Traded Securities are held for the such Employee's direct or indirect benefit; and

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         (iii)    the date that such Annual Holdings Report is submitted by such
                  Employee.

The Annual Holdings Report shall be substantially the same as that contained in Appendix D to this Code.

                Reports by Employees Who are Also Access Persons

QUARTERLY TRANSACTION REPORTS

         No later than ten days after the end of a calendar quarter, an Employee who is an Access Person must submit to the Compliance Officer a Quarterly Transaction Report containing the following information:

         (i) With respect to any Publicly-Traded Security transaction during the quarter in which the Access Person had any direct or indirect beneficial ownership:

                  (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Publicly-Traded Security involved,

                  (b) the nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition),

                  (c) the Publicly-Traded Security price at which the transaction was effected,

                  (d) the name of the broker, dealer or bank with or through which the transaction was effected, and

                  (e)      the date that the report is submitted.

         (ii) With respect to any account established by the Access Person in which any Publicly-Traded Securities were held during the quarter for the direct or indirect benefit of the Access
                  Person:

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                  (a)      The name of the  broker,  dealer or bank with whom or
                           which such Access Person established the account,

                  (b)      the date the account was established, and

                  (c)      the date that the report is  submitted by such Access
                           Person.

The Quarterly Transaction Report shall be substantially the same as that contained in Appendix E to this Code.


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ACCESS PERSON QUESTIONNAIRE

         Each Access Person shall complete a questionnaire substantially in the form of Appendix F at such times as requested by the Compliance Officer.

                 CONFIRMATIONS AND STATEMENTS FROM ALL EMPLOYEES

         All Employees engaging in any personal Publicly-Traded Securities transactions must provide the Compliance Officer with timely duplicate confirmations of such transactions. In this regard, all Employees shall take such steps as required by the Compliance Officer to ensure that (i) duplicate copies of confirmations of Publicly-Traded Securities transactions and (ii) monthly or quarterly statements are submitted to the Compliance Officer.

         The Compliance Officer shall send a letter (which shall be signed by the Employee), in the form annexed hereto as Appendix G, to the broker-dealer or other entity responsible for preparation of such confirmations and statements in order to ensure receipt by the appropriate Group Member of duplicate confirmations and monthly statements. All information relating to personal Publicly-Traded Securities transactions received by the Compliance Officer shall be treated as "Personal and Confidential", but will be available for inspection by other members of the Compliance Committee, the Compliance Assistants, the Board of Directors of a Group Member, individuals authorized by relevant laws to so inspect, and by relevant regulatory agencies.

         VI.  GUIDELINES TO CONSIDER BEFORE INVESTING

         Before seeking approval for engaging in any personal Publicly-Traded Securities transaction, an Employee should at least consider the answers to the following questions:

         (i)      Is   the    Publicly-Traded    Security    involved   also   a
                  Publicly-Traded Security being purchased or sold or subject to a program for purchase or sale by a Fund or Managed Account?

         (ii) Is the Publicly-Traded Security being considered for purchase or sale by a Fund or other Managed Account? (A Publicly-Traded Security is being considered for purchase or sale whenever a recommendation to purchase or sell such Publicly-Traded Security has been made to an investment officer of a Fund, or a Principal of the Group for a Managed Account, and such person has not affirmatively rejected such recommendation).

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         With respect to Publicly-Traded  Securities about which an Employee may have Non-Public Material Information, the Employee should at least consider the answers to the following questions before trading for herself or himself or others, including Funds or Managed Accounts:

         (i) Is the information "material information"? Is this information that an investor would consider important in making her or his investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

         (ii) Is the information "non-public"? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in the DOW JONES news wire service, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation?

         If, after consideration of the items set forth above, there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of trading on such information, an Employee should contact the Compliance Officer before trading or communicating the information to anyone.

         VII. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

         Information in an Employee's possession that the Employee or others have identified as Non-Public Material Information may not be communicated to anyone, including persons within the Group, except the Compliance Officer, another member of the Compliance Committee or a Compliance Assistant. In addition, care should be taken so that such Non-Public Material Information is secure. For example, files containing Non-Public Material Information should be sealed and access to computer files containing Non-Public Material Information should be restricted.

APPENDIXES:
Appendix A - "What Constitutes A Security?" and "What Is Beneficial Ownership?" Appendix B - Request For Approval of Orders For Personal Accounts
Appendix C - Initial Holdings Report
Appendix D - Annual Holdings Report
Appendix E - Access Person Quarterly Transaction Report
Appendix F - Access Person Questionnaire
Appendix G - Letter to Broker/Dealer


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